United States

Securities and Exchange Commission

Washington, DC 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE

13d-1(b(, (c), and (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

(Amendment No. 1)*

DivX, Inc.

(Name of Issuer)

Common Stock, $0.001 par value

(Title of Class of Securities)

255413 10 6

(CUSIP Number)

December 31, 2007

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting persons’ initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons Zone Venture Fund II, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0
6. Shared Voting Power 2,587,046 (See Items 2 and 4)
7. Sole Dispositive Power 0
8. Shared Dispositive Power 2,587,046 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,587,046 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 7.48%
12.	Type of Reporting Person (see Instructions) PN

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons Zone Ventures Management Company II, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0
6. Shared Voting Power 2,770,379* (See Items 2 and 4)
7. Sole Dispositive Power 0
8. Shared Dispositive Power 2,770,379* (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,770,379 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 8.01% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) OO

*	Of these shares, 2,587,046 are held directly by Zone Venture Fund II, L.P. and 183,333 shares are held directly by Zone Venture Fund II Annex, L.P.

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons Draper Franchise LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0
6. Shared Voting Power 2,770,379* (See Items 2 and 4)
7. Sole Dispositive Power 0
8. Shared Dispositive Power 2,770,379* (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,770,379 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 8.01% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) OO

*	These shares are owned directly by Zone Ventures Management Company II, LLC.

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons Zone Venture Fund II Annex, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0
6. Shared Voting Power 183,333 (See Items 2 and 4)
7. Sole Dispositive Power 0
8. Shared Dispositive Power 183,333 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 183,333 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 0.53% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) PN

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons Timothy Draper Living Trust
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0
6. Shared Voting Power 1,001,108 (See Items 2 and 4)
7. Sole Dispositive Power 0
8. Shared Dispositive Power 1,001,108 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,001,108 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 2.89% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) OO (Trust)

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons The Jessica C. Draper Trust
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0
6. Shared Voting Power 14,022 (See Items 2 and 4)
7. Sole Dispositive Power 0
8. Shared Dispositive Power 14,022 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,022 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 0.04% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) OO (Trust)

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons The Adam P. Draper Trust
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0
6. Shared Voting Power 14,022 (See Items 2 and 4)
7. Sole Dispositive Power 0
8. Shared Dispositive Power 14,022 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,022 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 0.04% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) OO (Trust)

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons The William T. Draper Trust
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0
6. Shared Voting Power 14,022 (See Items 2 and 4)
7. Sole Dispositive Power 0
8. Shared Dispositive Power 14,022 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,022 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 0.04% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) OO (Trust)

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons The Eleanor R. Draper Trust
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0
6. Shared Voting Power 14,022 (See Items 2 and 4)
7. Sole Dispositive Power 0
8. Shared Dispositive Power 14,022 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,022 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 0.04% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) OO (Trust)

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons JABE, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0
6. Shared Voting Power 113,547 (See Items 2 and 4)
7. Sole Dispositive Power 0
8. Shared Dispositive Power 113,547 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 113,547 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 0.33% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) OO

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons Timothy C. Draper
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0 (See Items 2 and 4)
6. Shared Voting Power 3,941,122* (See Items 2 and 4)
7. Sole Dispositive Power 0 (See Items 2 and 4)
8. Shared Dispositive Power 3,941,122* (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,941,122 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 11.39% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) IN

*	Of these shares, 2,587,046 shares are held directly by Zone Venture Fund II, L.P., 183,333 shares are held directly by Zone Venture II Annex, L.P., 14,022 shares are held directly by each of The Jessica C. Draper Trust, The Adam P. Draper Trust, The William T. Draper Trust and The Eleanor R. Draper Trust, 113,547 shares are held directly by JABE, LLC and 1,001,108 shares are held by the Timothy Draper Living Trust.

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons Frank M. Creer
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 21,207
6. Shared Voting Power 2,770,379* (See Items 2 and 4)
7. Sole Dispositive Power 21,207
8. Shared Dispositive Power 2,770,379* (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,791,586 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 8.07% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) IN

*	Of these shares, 2,587,046 shares are held directly by Zone Venture Fund II, L.P. and 183,333 shares are held directly by Zone Venture Fund II Annex, L.P.

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons Melissa P. Draper
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0
6. Shared Voting Power 1,001,108 (See Items 2 and 4)
7. Sole Dispositive Power 0
8. Shared Dispositive Power 1,001,108 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,001,108 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 2.89% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) IN

Item 1(a)    Name of Issuer: DivX, Inc.

Item 1(b)    Address of Issuer’s principal executive offices:

  4780 Eastgate Mall

  San Diego, California 92121

Item 2. This Schedule 13G is filed on behalf of (i) Zone Venture Fund II, L.P., a California limited partnership, (ii) Zone Ventures Management Company II, LLC, a California limited liability company, (iii) Draper Franchise LLC, a California limited liability company, (iv) Zone Venture Fund II Annex, L.P., a California limited partnership; (v) Timothy Draper Living Trust, a trust formed under the laws of the State of California, (vi) the Jessica C. Draper Trust, a trust formed under the laws of the State of California, (vii) the Adam P. Draper Trust, a trust formed under the laws of the State of California (viii) the William T. Draper Trust, a trust formed under the laws of the State of California; a trust formed under the laws of the State of California; (ix) the Eleanor R. Draper Trust, a trust formed under the laws of the State of California; (x) JABE, LLC, a California limited liability company (“JABE”), (xi) Timothy C. Draper, a United States citizen (“T. Draper”), (xii) Frank M. Creer, a United States citizen (“Creer”), and (xiii) Melissa P. Draper, a United States citizen (“M. Draper”).

Relationships

(1) Zone Venture Fund II, L.P. is a California limited partnership (“Zone Venture Fund II”).

(2). Zone Ventures Management Company II, LLC (“Zone Ventures Management Company II”), is the general partner of Zone Venture Fund II and Zone Fund II Annex. Mr. Creer and Draper Franchise LLC are the managing members of Zone Ventures Management Company II.

(3) Draper Franchise LLC (“Draper Franchise”) is an affiliate of Zone Venture Fund II. Draper Franchise (of which T. Draper is the managing member) is a managing member of Zone Ventures Management Company II.

(4) Zone Venture Fund II Annex, L.P. is a California limited partnership (“Zone Fund II Annex”).

(5) The Timothy Draper Living Trust is a trust formed under the laws of the State of California (“Draper Trust”). Mr. T. Draper and Ms. M. Draper are co-trustees of the Draper Trust and share voting and investment power with respect to the shares held by the Draper Trust.

(6) The Jessica C. Draper Trust, the Adam P. Draper Trust, the William T. Draper Trust and the Eleanor R. Draper Trust are trusts formed under the laws of the State of California (“Children’s Trusts”). Mr. T. Draper is the sole trustee of the Children’s Trusts and has sole voting and investment power with respect to the shares held by the Children’s Trusts.

(7) JABE, LLC is a California limited liability company (“JABE”). T. Draper is a member of JABE and has voting and investment power with respect to the shares held by JABE.

Messrs. T. Draper and Creer and Ms. M. Draper disclaims beneficial ownership of the shares held directly by Zone Venture Fund II, Zone Fund II Annex, Zone Ventures Management Company II, the Draper Trust, the Children’s Trusts and JABE, except to the extent of their pecuniary interest therein.

Item 2(a)    Name of person filing:

  Zone Venture Fund II, L.P.

  Zone Ventures Management Company II, LLC

  Draper Franchise LLC

  Zone Venture Fund II Annex, L.P.

  Timothy Draper Living Trust

  The Jessica C. Draper Trust

  The Adam P. Draper Trust

  The William T. Draper Trust

  The Eleanor R. Draper Trust

  JABE, LLC

  Timothy C. Draper

  Frank M. Creer

  Melissa P. Draper

Item 2(b)    Address of principal business office or, if none, residence:

  2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025

Item 2(c)    Citizenship:

Zone Venture Fund II, L.P.	California
Zone Ventures Management Company II, LLC	California
Draper Franchise LLC	California
Zone Venture Fund II Annex, L.P.	California
Timothy Draper Living Trust	California
The Jessica C. Draper Trust	California
The Adam P. Draper Trust	California
The William T. Draper Trust	California
The Eleanor R. Draper Trust	California
JABE, LLC	California
Timothy C. Draper	United States
Frank M. Creer	United States
Melissa P. Draper	United States

Item 2(d)    Title of class of securities:        Common Stock, par value $0.001 per share.

The Issuer registered its Common Stock on its S-1 Registration Statement filed with the SEC on May 5, 2006. Each of the Reporting Persons identified in Item 2(a) above holds Common Stock

Item 2(e)    CUSIP No.:        255413 10 6

Item 3.	If this statement is filed pursuant to § 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐ Broker or dealer registered under section 15 of the act (15 u.s.c. 78o).

(b)	☐ Bank as defined in section 3(a)(6) of the act (15 u.s.c. 78c).

(c)	☐ Insurance company as defined in section 3(a)(19) of the act (15 u.s.c. 78c).

(d)	☐ Investment company registered under section 8 of the investment company act of 1940 (15 u.s.c. 80a-8).

(e)	☐ An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(e);

(f)	☐ An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(f);

(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(g);

(h)	☐ A savings association as defined in section 3(b) of the federal deposit insurance act (12 u.s.c. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the investment company act of 1940 (15 u.s.c. 80a-3);

(j)	☐ Group, in accordance with § 240.13d-1(b)(1)(ii)(j).

Item 4.	Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Zone Venture Fund II, L.P.

A.	Amount Beneficially owned: 2,587,046

B.	Percent of Class: 7.48%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 2,587,046

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 2,587,046

Zone Ventures Management Company II, LLC

A.	Amount Beneficially owned: 2,770,379

B.	Percent of Class: 8.01%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 2,770,379

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 2,770,379

Draper Franchise LLC

A.	Amount Beneficially owned: 2,770,379

B.	Percent of Class: 8.01%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 2,770,379

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 2,770,379

Zone Venture Fund II Annex, L.P.

A.	Amount Beneficially owned: 183,333

B.	Percent of Class: 0.53%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 183,333

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 183,333

Timothy Draper Living Trust

A.	Amount Beneficially owned: 1,001,108

B.	Percent of Class: 2.89%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 1,001,108

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 1,001,108

The Jessica C. Draper Trust

A.	Amount Beneficially owned: 14,022

B.	Percent of Class: 0.04%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 14,022

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 14,022

The Adam P. Draper Trust

A.	Amount Beneficially owned: 14,022

B.	Percent of Class: 0.04%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 14,022

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 14,022

The William T. Draper Trust

A.	Amount Beneficially owned: 14,022

B.	Percent of Class: 0.04%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 14,022

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 14,022

The Eleanor R. Draper Trust

A.	Amount Beneficially owned: 14,022

B.	Percent of Class: 0.04%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 14,022

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 14,022

JABE, LLC

A.	Amount Beneficially owned: 113,547

B.	Percent of Class: 0.33%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 113,547

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 113,547

Timothy C. Draper

A.	Amount Beneficially owned: 3,941,122

B.	Percent of Class: 11.39%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 3,941,122

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 3,941,122

Frank M. Creer

A.	Amount Beneficially owned: 2,791,586

B.	Percent of Class: 8.07%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 21,207

2.	shared power to vote or to direct the vote: 2,770,379

3.	sole power to dispose or to direct the disposition of: 21,207

4.	shared power to dispose or to direct the disposition of: 2,770,379

Melissa P. Draper

A.	Amount Beneficially owned: 1,001,108

B.	Percent of Class: 2.89%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 1,001,108

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 1,001,108

Item 5.    Ownership of Five Percent or Less of a Class.

  Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

  Not Applicable.

Item 7.     Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by

  the Parent Holding Company or Control Person.

  Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

  Not Applicable.

Item 9.     Notice of Dissolution of Group.

  Not Applicable.

Item 10.     Certifications.

  Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 6, 2008

Zone Venture Fund II, L.P.
By: Zone Ventures Management Company II, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Partner

Zone Ventures Management Company II, LLC
By: Draper Franchise LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

Draper Franchise LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

Zone Venture Fund II Annex, L.P. By: Zone Ventures Management Company II, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

Timothy Draper Living Trust

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Trustee

The Jessica C. Draper Trust

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Trustee

The Adam P. Draper Trust

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Trustee

The William T. Draper Trust

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Trustee

The Eleanor R. Draper Trust

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Trustee

JABE, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Member

/s/ Timothy C. Draper
Timothy C. Draper

/s/ Frank M. Creer
Frank M. Creer

/s/ Melissa P. Draper
Melissa P. Draper

Exhibit Index

Exhibit	Description

99.1	Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith